For Immediate Release

From:

Ameritrans Capital Corporation

For more information Contact:

Gary C. Granoff

(800) 214-1047

Ameritrans Reports Third Quarter Fiscal 2006 Results

New York, NY, May 16, 2006 – Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP, AMTCW) yesterday reported financial results for the quarter ended March 31, 2006.  Ameritrans reported a net loss of ($209,827) available to common shareholders for the third quarter of fiscal year 2006 or ($0.07) versus a net loss of ($14,075) or ($0.01) per basic and diluted common share for the same period of fiscal year 2005.  On an operating basis, before payment of the Company's preferred stock dividends, but after provisions for income tax, the Company reported an operating loss of ($125,452) for the quarter ended March 31, 2006, compared to an operating income of $70,300 during the quarter ended March 31, 2005.

For the Company's third fiscal quarter, total investment income was $1.231 million compared to $1.394 million during the prior comparable period. The Company's interest income decreased $163,674 to $1.049 million as compared to the same period of fiscal year 2005.  The decrease in interest income can be attributed primarily to a decrease in the total outstanding loan portfolio for the quarter.

The Company's interest income for the nine months ended March 31, 2006 decreased $55,934 to $3.441 million as compared to the same period of fiscal year 2005, as a result of a reduction in the overall loan portfolio.  The Company's net loan portfolio at March 31, 2006 was $49.9 million versus $52.0 million at June 30, 2005.

Commenting on the results, Gary C. Granoff, Ameritrans' President said, "During the third quarter ended March 31, 2006, we were active in making new loans but also received certain prepayments of existing loans.  We are concentrating our efforts in growing the portfolio of Elk Associates Funding Corporation and with the new capital we raised for Ameritrans pursuant to our recent private offering, we are making new loans and investments in areas of business not restricted by applicable SBA Regulations that affect all of our loans and investments for Elk.  The increased capital that we have raised for Ameritrans through the private offering of its securities will help us significantly in our plans for the expansion and diversification of the Company's business and investment opportunities."

The Company filed a registration statement on Form N-2 relating to the securities issued pursuant to the private offering on March 15, 2006, which was declared effective by the SEC on April 25, 2006.

Ameritrans Capital Corporation is a specialty finance company engaged in making loans to and investments in small businesses.  Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.  The Company maintains its offices at 747 Third Avenue, 4th Floor; New York, NY 10017.

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This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected.  Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.

 AMERITRANS CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2006 (UNAUDITED) AND JUNE 30, 2005

ASSETS

	March 31, 2006	June 30, 2005

Loans receivable	$49,817,026	$52,060,254
Less: unrealized depreciation on loans receivable	(225,000)	(150,000)
Loans receivable, net	49,592,026	51,910,254

Cash and cash equivalents	808,188	327,793
Accrued interest receivable, net of unrealized depreciation of $36,800 and $59,000, respectively	685,529	756,701
Assets acquired in satisfaction of loans	381,939	384,528
Receivables from debtors on sales of assets acquired in satisfaction of loans	398,575	455,184
Equity securities	907,103	908,457
Furniture, equipment and leasehold improvements, net	229,778	329,573
Medallions under lease	1,994,401	2,282,201
Prepaid expenses and other assets	414,606	531,904

TOTAL ASSETS	$55,412,145	$57,886,595

AMERITRANS CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2006 (UNAUDITED) AND JUNE 30, 2005

LIABILITIES AND STOCKHOLDERS' EQUITY

	March 31, 2006	June 30, 2005
LIABILITIES
Debentures payable to SBA	$12,000,000	$12,000,000
Notes payable, banks	20,827,500	29,770,652
Accrued expenses and other liabilities	429,398	604,942
Accrued interest payable	115,810	256,285
Dividends payable	84,375	84,375

TOTAL LIABILITIES	33,457,083	42,716,254

COMMITMENTS AND CONTINGENCIES (Notes 3, 4 and 5)

STOCKHOLDERS' EQUITY
Preferred stock 500,000 shares authorized, none issued or outstanding	-	-
9 3/8% cumulative participating callable preferred stock $ 0.01 par value, $12.00 face value, 500,000 shares authorized; 300,000 shares issued and outstanding	3,600,000	3,600,000
Common stock, $ 0.0001 par value; 5,000,000 shares authorized; 3,401,208 and 2,045,600 shares issued and 3,391,208 and 2,035,600 shares outstanding at March 31, 2006 and June 30, 2005, respectively	340	205
Additional paid-in-capital	21,127,636	13,869,545
Accumulated deficit	(2,544,154)	(2,127,134)
Accumulated other comprehensive loss	(158,760)	(102,275)

	22,025,062	15,240,341
Less: Treasury stock, at cost, 10,000 shares of common stock	(70,000)	(70,000)

TOTAL STOCKHOLDERS' EQUITY	21,955,062	15,170,341

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$55,412,145	$57,886,595

AMERITRANS CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND NINE MONTHS ENDED
MARCH 31, 2006 AND 2005 (UNAUDITED)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	Nine Months Ended March 31, 2006	Nine Months Ended March 31, 2005

INVESTMENT INCOME
Interest on loans receivable	$1,049,562	$1,213,236	$3,441,067	$3,497,001
Fees and other income	143,064	129,594	294,014	318,821
Leasing income	38,506	50,826	134,243	176,159
Loss on sale of securities	-	-	-	(50,000)

TOTAL INVESTMENT INCOME	1,231,132	1,393,656	3,869,324	3,941,981

OPERATING EXPENSES
Interest	501,820	449,279	1,627,274	1,272,435
Salaries and employee benefits	302,015	292,927	860,784	848,672
Occupancy costs	41,667	46,336	142,687	141,953
Professional fees	128,110	148,914	344,356	480,212
Other administrative expenses	278,881	314,838	790,619	857,791
Loss and impairments on assets acquired in satisfaction of loans, net	2,549	18,198	6,580	50,745
Foreclosure expenses	-	-	12,162	14,194
Write off and depreciation on interest and loans receivable	101,240	81,356	235,864	471,415

TOTAL OPERATING EXPENSES	1,356,282	1,351,848	4,020,326	4,137,417

OPERATING (LOSS)INCOME	(125,150)	41,808	(151,002)	(195,436)

OTHER INCOME (EXPENSE)
Gain on sale of asset acquired	-	32,829	-	34,713
Loss on sale of automobiles	-	-	(2,867)	-
Equity in loss of investee	-	-	-	(4,021)

TOTAL OTHER INCOME (EXPENSE), NET	-	32,829	(2,867)	30,692
(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES	(125,150)	74,637	(153,869)	(164,744)

PROVISION FOR INCOME TAXES	302	4,337	10,026	7,484
NET (LOSS) INCOME	$(125,452)	$70,300	$(163,895)	$(172,228)

DIVIDENDS ON PREFERRED STOCK	$(84,375)	$(84,375)	$(253,125)	$(253,125)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(209,827)	$(14,075)	$(417,020)	$(425,353)
WEIGHTED AVERAGE SHARES OUTSTANDING
- Basic	2,975,232	2,035,600	2,409,024	2,035,600
- Diluted	2,975,232	2,035,600	2,409,024	2,035,600
NET LOSS PER COMMON SHARE
- Basic	$(0.07)	$(0.01)	$(0.17)	$(0.21)
- Diluted	$(0.07)	$(0.01)	$(0.17)	$(0.21)